(a)(1)


                           OFFER TO PURCHASE FOR CASH
                     UP TO 1,000,000 SHARES OF COMMON STOCK

                                       OF

                          HITOX CORPORATION OF AMERICA
                             a Delaware Corporation

                                       AT

                                 $2.50 PER SHARE

                                       by

                             PAULSON ACQUISITION LLC



                          _____________________________



          THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE
        AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, APRIL 19, 1999,
                          UNLESS THE OFFER IS EXTENDED.

                         _____________________________


         THE OFFER IS SUBJECT TO CERTAIN TERMS AND CONDITIONS CONTAINED
               IN THIS OFFER TO PURCHASE. SEE SECTIONS 13 AND 14.




                                    IMPORTANT

         Any stockholder desiring to tender all or any portion of such stockholder's shares of common stock of the Company, par value $0.25 per share (the "Shares"), should either (1) complete and sign the Letter of Transmittal or a facsimile copy thereof in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile), or, in the case of a book-entry transfer effected pursuant to the procedure set forth in Section 3 hereof, an Agent's Message (as defined herein), and any other required documents to the Depositary (as defined herein) and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal (or facsimile) or deliver such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 hereof prior to the expiration of the Offer or (2) request such stockholder's broker, dealer, bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder having Shares registered in the name of a broker, dealer, bank, trust company or other nominee must contact such broker, dealer, bank, trust company or other nominee if such stockholder desires to tender such Shares.

         A stockholder who desires to tender Shares and whose certificates for such Shares are not immediately available or who cannot comply in a timely manner with the procedure for book-entry transfer, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedure for guaranteed delivery set forth in Section 3 hereof.


         Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase.

March 23, 1999

                                TABLE OF CONTENTS

                                                                            Page

INTRODUCTION...................................................................1

1.     Terms of the Offer......................................................2

2.     Number of Shares; Proration.............................................3

3.     Procedure for Tendering Shares..........................................4

4.     Withdrawal Rights.......................................................9

5.     Acceptance for Payment and Payment......................................9

6.     Certain Federal Income Tax Consequences................................10

7.     Price Range of the Shares..............................................11

8. Purpose of the Offer-Plans for the Company; Effect of the Offer on the Market for the Shares; Stock Quotation; Exchange Act
       Registration...........................................................12

9.     Certain Information Concerning the Company.............................14

10.    Certain Information Concerning the Purchaser...........................15

11.    Source and Amount of Funds.............................................15

12.    Contacts and Transactions with the Company; Background of the Offer....16

13.    Certain Conditions of the Offer........................................16

14.    Certain Legal Matters..................................................20

15.    Fees and Expenses......................................................22

16.    Miscellaneous..........................................................22

       SCHEDULE I.............................................................23

        TO THE HOLDERS OF COMMON STOCK OF HITOX CORPORATION OF AMERICA:

                                  INTRODUCTION


         Paulson Acquisition LLC, a Delaware limited liability company (the "Purchaser"), a wholly-owned limited liability company of the Paulson Ranch Ltd., a Texas limited partnership ("Paulson Ranch"), hereby offers to purchase up to 1,000,000 shares of common stock, par value $0.25 per share (the "Shares" or "Common Stock"), of the Company, at a price of $2.50 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

         Purchaser, a Delaware limited liability company, was formed on March 18, 1999 for the purpose of consummating the Offer. Purchaser is wholly-owned limited liability company of the Paulson Ranch, Ltd. The general partner of the Paulson Ranch is Paulson Ranch Management, L.L.C., a Texas limited liability company. The members of Paulson Ranch Management, L.L.C. are Mr. Bernard A. Paulson and his wife. Mr. Paulson is a director and the acting Chief Executive Officer of the Company. The Purchaser, Paulson Ranch and Mr. Paulson could be deemed to be affiliates of the Company. Over the past two years, Mr. Paulson has acquired 42,000 shares of the Company's common stock. Neither the Purchaser nor to the Purchaser's knowledge any of the members, executive officers or affiliates of the Purchaser, nor any associates of the foregoing has effected any transaction in any class of the Company's securities during the sixty days prior to the date hereof.

         Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. The Purchaser will pay all fees and expenses of Founders Equity Group, Inc., which is acting as the Depositary (the "Depositary"), and the Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 15 hereof.

         THE PURCHASER RESERVES THE RIGHT (SUBJECT TO THE APPLICABLE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION")) TO PURCHASE LESS THAN 1,000,000 SHARES. SEE SECTIONS 1 AND 4 HEREOF. THE CONDITIONS SET FORTH IN SECTION 13 HEREOF ARE REFERRED TO AS THE "OFFER CONDITIONS".

         Based on the Company's Annual Report on Form 10-K for the year ended December 31, 1998, as of February 9, 1999, there were 4,657,487 shares issued and outstanding. Accordingly, based on the foregoing and assuming that 1,000,000 shares are validly tendered and not withdrawn and the Purchaser purchases all of the Shares, upon consummation of the Offer the Purchaser would own approximately 1,042,000 shares, or approximately 21.5% of the outstanding shares as of February 9, 1999.

         THIS OFFER TO PURCHASE AND THE RELATED LETTER OF
         TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                    THE OFFER


1.       Terms of the Offer
         ------------------

         Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 4 hereof. The term "Expiration Date" means 12:00 midnight, New York City time, on April 19, 1999, unless and until the Purchaser shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, will expire.

         Subject to the applicable rules and regulations of the Commission, the Purchaser reserves the right (but shall not be obligated), at any time and from time to time, and regardless of whether or not any of the events or facts set forth in Section 13 hereof shall have occurred, (a) to extend the period of time during which the Offer is open, and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary and (b) to amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary.

         UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, WHETHER OR NOT THE PURCHASER EXERCISES ITS RIGHT TO EXTEND THE OFFER.

         If by 12:00 midnight, New York City time, on Monday, April 19, 1999 (or any date or time then set as the Expiration Date), any or all of the Offer Conditions have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated), subject to the applicable rules and regulations of the Commission, (a) to terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering stockholders, (b) to waive all the unsatisfied conditions and accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn, (c) to extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (d) to amend the Offer.

         There can be no assurance that the Purchaser will exercise its right to extend the Offer. Any extension, waiver, amendment or termination will be followed as promptly as practicable by a public announcement of such event. In the case of an extension, Rule 14e-l(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

         If the Purchaser extends the Offer or if the Purchaser is delayed in its acceptance for payment of or payment (whether before or after its acceptance for payment of Shares) for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4 hereof. However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-l(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.

         If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to stockholders.

         The Purchaser has requested the Company to provide the Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by the Purchaser to record holders of Shares and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

         The Shares are listed and traded on The Nasdaq SmallCap Market System ("Nasdaq") under the symbol "HTXA". The Company announced the Offer prior to the opening of trading on March 23, 1999. The closing price per share as reported on Nasdaq on March 18, 1999 was $1.50. The Purchaser urges stockholders to obtain current market quotations for the Shares.

         THIS OFFER TO PURCHASE AND RELATED TRANSMITTAL CONTAIN
         IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR
         ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE
         OFFER.

2.       Number of Shares; Proration
         ---------------------------

         Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment (and thereby purchase) up to 1,000,000 Shares that are properly tendered on or before the Expiration Date (and not withdrawn in accordance with Section 4) at a price equal to $2.50 per Share.

         For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through Midnight, New York City time.

         If the number of Shares properly tendered prior to the Expiration Date is less than or equal to 1,000,000 shares, the Purchaser will, upon the terms and subject to the conditions of the Offer, purchase all Shares so tendered.

         If more than 1,000,000 Shares are validly tendered prior to the Expiration Date and not withdrawn, the Purchaser will, upon the terms and subject to the conditions of the Offer, accept such Shares for payment on a pro rata basis, with adjustments to avoid purchases of fractional Shares, based upon the number of Shares validly tendered prior to the Expiration Date and not withdrawn.

         In the event that proration of tendered Shares is required, the Purchaser will determine the final proration factor as promptly as practicable after the Expiration Date. Although the Purchaser does not expect to be able to announce the final results of such proration until approximately three Nasdaq trading days after the Expiration Date, it will announce preliminary results of proration by press release as promptly as practicable after the Expiration Date. Stockholders may obtain such preliminary information from the Purchaser and may be able to obtain such information from their brokers.

3.       Procedure for Tendering Shares
         ------------------------------

         Valid Tender.  For a stockholder  validly to tender Shares  pursuant to
         ------------
the Offer, either (a) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates for tendered Shares must be received by the Depositary at its address or such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) received by the Depositary), in each case prior to the Expiration Date, or (b) the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

         The Depositary will establish accounts with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase.

Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation".

         DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

         The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.


         THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY
         THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE

         DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE
         DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL,
         REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY
         INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

         Signature Guarantees.  No signature guarantee is required on the Letter
         --------------------
of Transmittal (a) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (such participant, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See
Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

         Guaranteed Delivery. If a stockholder desires to tender Shares pursuant
         -------------------
to the Offer and such stockholder's certificates for Shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

         (i)      such tender is made by or through an Eligible Institution;

         (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, on or prior to the Expiration Date; and

         (iii) the certificates for all tendered Shares, in proper form for transfer (or a Book- Entry Confirmation with respect to all such Shares), together with a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three Nasdaq Stock Market trading days after the date of execution of such Notice of Guaranteed Delivery.

         The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

         Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry
Confirmation with respect to) such Shares, (b) either (i) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, (ii) in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

         UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

         The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

         Appointment.  By executing a Letter of  Transmittal as set forth above,
         -----------
the tendering stockholder will irrevocably appoint designees of the Purchaser as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after March 23, 1999. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights in respect of any annual, special or adjourned meeting of the Company's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other securities or rights, including voting at any meeting of stockholders.

         Determination  of Validity.  All  questions as to the  validity,  form,
         --------------------------
eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

         Backup Withholding.  In order to avoid "backup  withholding" of federal
         ------------------
income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such stockholder and any payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign stockholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

4.       Withdrawal Rights
         -----------------

         Except as otherwise provided in this Section 4, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after May 23, 1999.

         For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedure for book-entry transfer as set forth in Section 3 hereof, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility and otherwise comply with the Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 hereof at any time prior to the Expiration Date.

         All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.       Acceptance for Payment and Payment
         ----------------------------------

         Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4 hereof promptly after the Expiration Date. All determinations concerning the satisfaction of such terms and conditions will be within the Purchaser's discretion, which determinations will be final and binding. See Sections 1 and 13 hereof. The Purchaser expressly reserves the right to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law. Any such delays will be effected in compliance with Rule 14e-l(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

         In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) either (i) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, (ii) in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. The per Share consideration paid to any stockholder pursuant to the Offer will be the highest per Share consideration paid to any other stockholder pursuant to the Offer.

         For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders.

         UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

         If the Purchaser is delayed in its acceptance for payment of or payment for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-l(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after termination or withdrawal of a tender offer), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 4.

         If any tendered Shares are not purchased pursuant to the Offer for any reason, certificates for any such Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3, such Shares will be credited to the account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

6.       Certain Federal Income Tax Consequences
         ---------------------------------------

         The receipt of cash in exchange for Shares pursuant to the Offer will be a taxable transaction for Federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for federal income tax purposes, a tendering stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Offer and the aggregate tax basis in the Shares tendered by the stockholder and purchased pursuant to the Offer,

         If Shares are held by a stockholder as capital assets, gain or loss recognized by the stockholder will be capital gain or loss. Such capital gain or loss will be long-term if such stockholder's holding period for the Shares exceeds one year and short-term in all other cases. Long term capital gains of an individual stockholder is generally subject to a maximum tax rate of 20%.

         A stockholder that tenders Shares may be subject to 31% backup withholding unless the stockholder provides its TIN and certifies that such number is correct or properly certifies that it is awaiting a TIN, or unless an exemption applies. Exemptions are available for stockholders that are corporations and for certain foreign individuals and entities. A stockholder that does not furnish a required TIN may be subject to a penalty imposed by the IRS.

         If backup withholding applies to a stockholder, the Depositary is required to withhold 31% from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder upon filing an income tax return.

         THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE WITH RESPECT TO SHARES RECEIVED PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION OR WITH RESPECT TO HOLDERS OF SHARES WHO ARE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE CODE, SUCH AS NON-U.S. PERSONS, LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS AND FINANCIAL INSTITUTIONS, AND MAY NOT APPLY TO OTHER HOLDERS OF SHARES IN LIGHT OF THEIR INDIVIDUAL CIRCUMSTANCES. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER.

7.       Price Range of the Shares
         -------------------------

         The Shares are listed and traded principally on the Nasdaq Small Cap Market System under the symbol "HTXA". The following table sets forth, for the fiscal years ended December 31, 1997 and December 31, 1998, the high and low sales prices per Share as reported in the Company's Annual Report on Form 10-K for the year ended December 31, 1998. The high and low share prices for the period beginning January 1, 1999 and ending on March 18, 1999 were obtained from published sources.




                                          Period Ended
                                         March 18, 1999
                                         --------------


        1999                   High          $ 1.937
                               Low           1.437

                                                                          Quarter Ended
                                                                          -------------

                                            March 31              June 30              Sept. 30               Dec. 31
                                            --------              -------              --------               -------
        1998                   High        $ 2.125               $ 2.438               $ 2.125               $ 2.125
                               Low           1.469                 1.688                 1.000                 1.250

        1997                   High          3.375                 3.875                 4.000                 3.375
                               Low           2.500                 2.375                 2.938                 1.563


8.       Purpose of the Offer-Plans for the Company;  Effect of the Offer on the
         -----------------------------------------------------------------------
         Market for the Shares; Stock Quotation; Exchange Act Registration
         -----------------------------------------------------------------

         Purpose  of the Offer.  The  Purchaser  is  controlled  by Mr.  Bernard
         ---------------------
Paulson, the Acting Chief Executive Officer and a director of the Company. As of the date hereof, Mr. Paulson is the beneficial owner of 42,000 shares of the Company's Common Stock, which represents approximately 0.9% of the outstanding Shares. Mr. Paulson would like to increase his investment in the Company and has caused this Offer to be made in order to allow all shareholders the opportunity to sell their Shares at a price above recent levels of the market price for the Shares. Mr. Paulson is active in the formulation and implementation of the Company's strategies and policies. If the Purchaser were to acquire Shares pursuant to the Offer, Mr. Paulson's ability to formulate and implement those strategies and policies might be enhanced.

         In addition, the Purchaser, from time to time, intends to evaluate and review the Company's assets, operations, management and personnel and consider what, if any, changes would be desirable in light of circumstances which then exist (which may include an assessment of industry trends and conditions, and general economic and market circumstances prevailing at the time). Thereafter, the Purchaser may, among other things, seek to (i) acquire additional securities of the Company, enter into an extraordinary transaction such as a merger, reorganization or liquidation of the Company, (ii) sell or transfer all or substantially all of the Company's assets, (iii) change the Company's current board of directors (including changing the number or term of directors or to fill any existing vacancies on the board), (iv) change the present capitalization or dividend policy of the Company, (v) materially change the Company's business or corporate structure, (vi) change the Company's charter and by-laws, (vii) cause the Company's Common Stock to be delisted from the Nasdaq Stock Market, (viii) cause the Company's Common Stock to become eligible for termination of registration under the Exchange Act, or (ix) take action similar to any of those enunciated above. While the Purchaser currently has no plans or proposals to implement such changes, there can be no assurance that the Purchaser would not seek to implement such changes in the future.

         Market for the Shares. The purchase of Shares pursuant to the Offer may
         ---------------------
reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

         Stock  Quotation.  Depending  upon the  aggregate  market value and per
         ----------------
Share price of any Shares not purchased pursuant to the Offer, the Shares may no longer meet the standards of the National Association of Securities Dealers, Inc. (the "NASD") for continued designation for the Nasdaq Small Cap Market. The maintenance of such designation requires that an issuer meet the following criteria. The issuer must have (a) at least 500,000 shares publicly held, (b) at least 300 shareholders of round lots, (c) a market value of publicly held shares of at least $1 million, (d) a minimum bid price per share of $1, (e) at least two registered and active market makers for its shares and either (f) (i) net tangible assets of at least $2 million, (f) (ii) market capitalization of at least $35 million, or (f) (iii) a net income of at least $500,000 in the latest fiscal year or in two of the last three fiscal years. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares outstanding are not considered as being publicly held for this purpose.

         If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NASD for continued inclusion in the Nasdaq Small Cap Market or in any other tier of the Nasdaq Stock Market, and the Shares are no longer included in Nasdaq Small Cap Market or in any other tier of the Nasdaq Stock Market, the market for the Shares could be adversely affected.

         In the event the Shares no longer meet the requirements of the NASD for continued inclusion in any tier of the Nasdaq Stock Market, it is possible that Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interest in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

         Exchange Act  Registration.  The Shares are currently  registered under
         --------------------------
the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933 may be impaired or eliminated.

9.       Certain Information Concerning the Company
         ------------------------------------------

         The Company is a Delaware corporation with its principal offices at 722 Burleson Street, Corpus Christi, Texas 78402. The Company which was incorporated on December 28, 1973 is a specialty chemical company engaged in the business of manufacturing and marketing mineral products for use as pigments and pigment extenders used in the manufacture of paints, industrial coatings and plastics.

         Set forth below is certain selected consolidated financial information with respect to the Company and its subsidiaries excerpted from the information contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1998 (the "Company 1998 10-K"). More comprehensive financial information is included in the Company 1998 10-K, and the following summary is qualified in its entirety by reference to the Company 1998 10-K and such other documents and all the financial information (including any related notes) contained therein. The Company 1998 10-K and such other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information".




                                                                           Year Ended December 31,
                                                                           -----------------------

                                                                   1998                          1997
                                                                   ----                          ----
Income Statement Data:

  Net Sales.................................................   $11,747,034                   $11,242,590
  Operating Income..........................................       946,263                       982,262
  Net Income................................................       970,133                       945,155
  Fully Diluted Earnings Per Share..........................          0.21                          0.21



                                                                           Year Ended December 31,
                                                                           -----------------------

                                                                   1998                          1997
                                                                   ----                          ----
Balance Sheet Data:

  Total Assets..............................................     $11,616,517                   $11,247,469
  Total Current Assets......................................       8,437,539                     7,755,497
  Total Current Liabilities.................................       1,571,972                     1,546,844
  Total Long Term Liabilities...............................            -                          626,213
  Total Shareholder's Equity................................      10,044,545                     9,074,412




         Available  Information.  The  Company is  subject to the  informational
         ----------------------
requirements of the Exchange Act and, in accordance therewith, is required to file reports relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options and other matters, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is disclosed in the Company's proxy statement dated April 15, 1998, and filed with the Commission. Such information should be available for inspection at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information should be obtainable from the Public Reference Section of the Commission upon payment of prescribed fees. Such material should also be available for inspection at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006. The Commission also maintains a worldwide web site at http://www.sec.gov which contains reports, proxy and information statements and other information about companies, including the Company, that file electronically.

         Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although the Purchaser does not have any knowledge that any such information is untrue, Purchaser takes no responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

10.      Certain Information Concerning the Purchaser
         --------------------------------------------

         Purchaser, a Delaware limited liability company, was formed on March 18, 1999 for the purpose of consummating the Offer. The Purchaser is wholly-owned limited liability company of the Paulson Ranch, Ltd.. The general partner of the Paulson Ranch is Paulson Ranch Management, L.L.C., a Texas limited liability company. The members of Paulson Ranch Management, L.L.C. are Mr. Bernard A. Paulson and his wife. Mr. Paulson is a director and the acting Chief Executive Officer of the Company. Over the past two years, Mr. Paulson has acquired 42,000 shares of the Company's common stock. Neither the Purchaser nor to the Purchaser's knowledge any of the members, executive officers or affiliates of the Purchaser, nor any associates of the foregoing has effected any transaction in any class of the Company's securities during the sixty days prior to the date hereof.

11.      Source and Amount of Funds
         --------------------------

         The total amount of funds required by the Purchaser to consummate the Offer is expected to be approximately $2,625,000 which amount includes related fees and expenses. Such amount will be funded by a capital contribution from Paulson Ranch. Paulson Ranch has net assets in excess of $5 million and net liquid assets in excess of $3 million. For more information on the Purchaser, Paulson Ranch and Mr. Paulson, see "Certain Information Concerning the Purchaser" and Schedule I.

         In addition, Paulson Ranch has obtained a commitment letter, the proceeds at which may be used to purchase Shares in the Offering. Pursuant to the commitment letter, the lender has agreed to make available to the Purchaser a credit facility consisting of a term loan in an amount not to exceed $2.5 million, subject to the execution of definitive loan document in form and substance satisfactory to the lender. While the Offering is not conditioned upon the Purchaser obtaining such financing, the Purchaser may draw funds from such credit facility to purchase Shares in the Offering. There can be no assurance that the Purchaser will be able to enter into such credit facility or obtain funds from another source.

12.      Contacts and Transactions with the Company; Background of the Offer
         -------------------------------------------------------------------

         Since January 1, 1996, Mr. Paulson has had the following discussions with the Company and its affiliates concerning matters related to the Offering.

         On September 14, 1998, a representative of one of the largest shareholders of the Company indicated to Mr. Paulson its desire to reduce its investment in the Company.

         On February 26, 1999, Mr. Paulson had further discussions with the same person about the possibility of Mr. Paulson acquiring some or all the Shares held by such shareholder.

         At a meeting of the Company's Board of Directors on March 2, 1999, Mr. Paulson informed the Board that he was considering increasing his investment in Company and that he was exploring the possibility of making the Offer.

         After that Board meeting, Mr. Paulson and the representative of such large shareholder had several discussions concerning the possibility of Mr. Paulson acquiring some or all of the Shares held by such shareholder. No agreements or understandings were reached with such large shareholder concerning Mr. Paulson purchasing any of such Shares. There were no further discussions between Mr. Paulson and such representative or shareholder after March 8, 1999.

         On March 23, 1999, the Purchaser commenced the Offer.

         Other  arrangements.  Except as  described  in this  Offer to  Purchase
         -------------------
(including Schedule I hereto), neither the Purchaser nor, to the best knowledge of the Purchaser, any of the members, executive officers, principals or affiliates or associates of the Purchaser, beneficially owns any equity security of the Company, and none of the Purchaser nor, to the best knowledge of the Purchaser, any of the other persons referred to above, or any of the respective principals, affiliates or associates of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days.

         Except as described  in this Offer to  Purchase,  as of the date hereof
(a) there have not been any contacts, transactions or negotiations between the Purchaser or, to the best knowledge of the Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Company or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the Commission and (b) none of the Purchaser nor, to the best knowledge of the Purchaser, any of the persons listed in Schedule I hereto has any contract, arrangement, understanding or relationship with any person with respect to any securities of the Company.

13.      Certain Conditions of the Offer
         -------------------------------

         Notwithstanding any other term of the Offer, the Purchaser shall not be required to accept for payment, or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer, and may amend or terminate the Offer or postpone the acceptance for payment, the purchase of, and/or (subject to any such applicable rules and regulations of the Commission) payment for, Shares tendered, if at any time at or before the time of payment for any such Shares (whether or not any Shares shall theretofore have been accepted for payment or paid pursuant to the Offer) any of the following conditions exists:

         (a) there shall have been any action or proceeding brought by any governmental authority before any federal or state court, or any order or preliminary or permanent injunction entered in any action or proceeding before any federal or state court or governmental, administrative or regulatory authority or agency, located or having jurisdiction within the United States or any country or economic region in which the Company, directly or indirectly, has material assets or operations, or any other action taken, proposed or threatened, or statute, rule, regulation, legislation, interpretation, judgment or order proposed, sought, enacted, entered, promulgated, amended or issued that is applicable to Purchaser, the Company or any subsidiary or affiliate of Purchaser or the Company or the Offer, by any legislative body, court, government or governmental, administrative or regulatory authority or agency located or having jurisdiction within the United States or any country or economic region in which the Company, directly or indirectly, has material assets or operations, which could reasonably be expected to have the effect of:
(i) making illegal, or otherwise restraining or prohibiting or making materially more costly, the making of the Offer, the acceptance for payment of, payment for, or ownership, directly or indirectly, of some of or all the Shares by Purchaser, (ii) prohibiting or materially limiting the ownership or operation by the Company or any of its subsidiaries, or (iii) imposing or confirming material limitations on the ability of Purchaser effectively to acquire or hold or to exercise full rights of ownership of Shares including, without limitation, the right to vote any Shares acquired or owned by Purchaser on all matters properly presented to the stockholders of the Company, (iv) requiring divestiture by Purchaser, directly or indirectly, of any Shares; or (v) which could reasonably be expected to materially adversely affect the business, financial condition or results of operations of the Company and its subsidiaries (if any) taken as a whole or the value of the Shares or of the Offer to Purchaser; or


         (b) there shall have occurred (i) the delisting of the Company's Common Stock from the Nasdaq Stock Market, (ii) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (iii) a decline of at least 25% in either the Dow Jones Average of Industrial Stocks or the Standard & Poor's 500 index from that existing at the close of business on the date hereof,
(iv) any material adverse change or any condition, event or development involving a prospective material adverse change in United States or other material international currency exchange rates or a suspension of, or limitation on, the markets therefor, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (vi) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign on, or any other event that materially adversely affects, the extension of credit by banks or other lending institutions, or (vii) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States which would reasonably be expected to have a material adverse effect on the Company or materially adversely affect (or materially delay) the consummation of the Offer; or

         (c) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, liabilities, capitalization, stockholders' equity, financial condition, operations, licenses or franchises, results of operations or prospects of the Company or any of its subsidiaries or affiliates, which, in the sole judgment of the Purchaser, is or may be materially adverse to the Company or any of its subsidiaries or affiliates, or the Purchaser shall have become aware of any facts which, in the sole judgment of the Purchaser, has or may have material significance with respect to the value of the Company or any of its subsidiaries or affiliates or the value of the Common Stock to the Purchaser; or

         (d) the Company or any of its subsidiaries shall have, on or after January 1, 1999, (i) split, combined or otherwise changed, or authorized or proposed the split, combination or other change of the Common Stock or its capitalization, (ii) purchased, acquired or otherwise caused a reduction in the number of, or authorized or proposed the purchase, acquisition or other reduction in the number of, any presently outstanding Common Stock or other securities, (iii) issued, distributed, sold or pledged, or authorized, proposed or announced the issuance, distribution, sale or pledge of, (A) additional shares of any other class of capital stock, other voting securities, debt securities or any securities convertible into Common Stock, or rights, warrants or options, conditional or otherwise, to acquire any of the foregoing, other than Common Stock reserved for issuance as of January 1, 1999 under options in accordance with their terms as publicly disclosed as of January 1, 1999, or (B) any other securities in respect of, in lieu of, or in substitution for Common Stock outstanding on January 1, 1999, (iv) declared, paid or proposed to declare or pay any dividend or distribution on any Common Stock or issued, authorized, recommended or proposed the issuance of any other distribution in respect of the Common Stock, whether payable in cash, securities or other property, (v) altered or proposed to alter any material term of any outstanding securities, (vi) incurred any debt other than in the ordinary course of business and consistent with past practice or any debt containing burdensome covenants, (vii) authorized, recommended, proposed, entered into, or announced its intention to enter into or effect any merger, consolidation, liquidation, dissolution, business combination, acquisition of assets or securities, disposition of assets or securities, release or relinquishment of any material contractual or other right of the Company or any of its subsidiaries or any agreement contemplating any of the foregoing or any comparable events not in the ordinary course of business, (viii) authorized, recommended, proposed or entered into, or announced its intention to authorize, recommend, propose or enter into, any transaction which in the Purchaser's sole opinion could adversely affect either the value of the Company or any of its subsidiaries or the value of the Common Stock, (ix) entered into any employment, severance or similar agreement, arrangement or plan with any of its employees other than in the ordinary course of business and consistent with past practice or entered into or amended any agreements, arrangements or plans so as to provide for increased benefits to the employees-as a result of or in connection with the transactions contemplated by the Offer or any other change in control of the Company, (x) except as may be required by law, taken any action to terminate or amend any employee benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended) of the Company or any of its subsidiaries, or the Purchaser shall have become aware of any such action which was not previously disclosed in publicly available filings, (xi) proposed, adopted or authorized any amendment to the Certificate of Incorporation or the By-laws of the Company, or prepared adopted or authorized a shareholder rights plan or "poison pill," or the Purchaser shall become aware that the Company shall have proposed or adopted any such amendment or shareholder rights plan or "poison pill" which shall not have been previously disclosed, or (xii) agreed in writing or otherwise to take any of the foregoing actions; or

         (e) the Purchaser shall become aware (1) that any material contractual right of the Company or any of its subsidiaries or affiliates shall be impaired or otherwise adversely affected or that any material amount of indebtedness of the Company or any of its subsidiaries shall become accelerated or otherwise become due prior to its stated due date, in either case with or without notice or the lapse of time or both, as a result of the transactions contemplated by the Offer, or (ii) of any covenant, term or condition in any of the Company's or any of its subsidiaries' instruments or agreements that are or may be materially adverse to the value of the Common Stock in the hands of the Purchaser (including, but not limited to, any event of default that may ensue as a result of the consummation of the Offer, or any other business combination, or the acquisition of control of the Company); or

         (f) a tender or exchange offer for any Common Stock shall have been commenced or publicly proposed to be made by another person (including the Company or any of its subsidiaries or affiliates), or it shall have been publicly disclosed or the Purchaser shall have otherwise learned that (i) any person, entity (including the Company or its subsidiaries or affiliates) or "group" (as defined in Section 13(d)(3) of the Exchange Act) shall have acquired or proposed or be attempting to acquire beneficial ownership of more than five percent of any class or series of capital stock of the Company (including the Common Stock), or shall have been granted any option, warrant or right, conditional or otherwise, to acquire beneficial ownership of more than five percent of any class or series of capital stock of the Company (including the Common Stock), other than acquisitions for bona fide arbitrage purposes and other than acquisitions by persons or groups who have publicly disclosed such ownership in a Schedule 13D or 13G (or amendments thereto) on file with the Commission on or prior to January 1, 1999, (ii) any such person, entity or group which prior to January 1, 1999 has publicly disclosed any such ownership shall have acquired or proposed to acquire additional shares constituting more than one percent of any class or series of capital stock of the Company (including the Common Stock), or shall have been granted any option, warrant or right, conditional or otherwise, to acquire more than one percent of any class or series of capital stock of the Company (including the Common Stock), (iii) any new group was, or is, formed which beneficially owns more than five percent of the outstanding shares of any class or series of the capital stock of the Company (including the Common Stock), (iv) any person, entity or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender offer or exchange offer for some portion or all of the Common Stock or a merger, consolidation or other business combination with or involving the Company, or (v) any person shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder, or made a public announcement reflecting an intent to acquire the Company or assets or securities of the Company; which, in the sole. judgment of the Purchaser, in any case, and regardless of the circumstances (including any action or inaction by the Purchaser) giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment.

         The foregoing conditions are for the sole benefit of Purchaser and may be asserted by Purchaser regardless of the circumstances giving rise to any such condition or may be waived by Purchaser in whole or in part at any time and from time to time in its sole discretion. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by the Purchaser concerning the events in this Section 13 will be final and binding on all parties.

14.      Certain Legal Matters
         ---------------------

         Except as set forth in this Section 14, the Purchaser is not aware of any filings, approvals or other actions by any domestic or foreign governmental or administrative agency that would be required prior to the acquisition of Shares by the Purchaser pursuant to the Offer. Should any such approval or other action be required, it is the Purchaser's present intention that such additional approval or action would be sought. While there is no present intent to delay the purchase of Shares tendered pursuant to the Offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Company's business, or that certain parts of the Company's business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the Purchaser to elect to terminate the Offer without purchasing Shares thereunder. The Purchaser's obligation to purchase and pay for Shares is subject to certain conditions. See Section 13 for certain conditions to the Offer.

Section 203 of the Delaware General Corporation Law. Section 203 of the ---------------------------------------------------------- Delaware General
Corporation Law ("DGCL") provides that a Delaware corporation such as the Company may not engage in any Business Combination (defined to include a variety of transactions, including a merger) with any Interested Stockholder (defined generally as any person that, directly or indirectly, beneficially owns 15% or more of the outstanding voting stock of the corporation), or any affiliate or an Interested Stockholder, for three years after the date on which the Interested Stockholder became an Interested Stockholder. The three-year prohibition on Business Combinations with Interested Stockholders (the "Business Combination Prohibition") does not apply if certain conditions, described below, are satisfied. In the event that the purchaser acquires at least 656,624 Shares in the Offer, Mr. Paulson, not the Purchaser, Paulson Ranch and Mr.
Paulson,      would be  deemed  to be     an      Interested     Stockholder
   Stockholders    .

         The Business Combination Prohibition does not apply to a particular Business Combination between a corporation and a particular Interested Stockholder if (i) prior to the date such Interested Stockholder became an Interested Stockholder, the board of directors of such corporation approves either the Business Combination or the transaction which resulted in the stockholder becoming an Interested Stockholder, or (ii) upon consummation of the transaction which resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (x) persons who are directors and also officers and (y) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) on or subsequent to the date the stockholder becomes an Interested Stockholder, the Business Combination is approved by the board of directors of such corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the Interested Stockholder.

         The foregoing summary of Section 203 of the DGCL does not purport to be complete and is qualified in its entirety by reference to the provisions of
Section 203 of the DGCL.

          Upon  consummation  of the Offer,  if the  Purchaser  acquires all the
Shares  in  the  Offer,     Mr.  Paulson  will  beneficiarlly       each  of the
Purchaser, Paulson Ranch and Mr. Paulson could be deemed to beneficially own approximately 21.5% of the Shares outstanding based on the number of Shares outstanding as of February 9, 1999. Accordingly, upon consummation of the Offer, the Purchaser, Paulson Ranch and Mr. Paulson may be subject to the Business Combination Prohibition. The Purchaser may ask the Company to adopt a resolution approving the Offer prior to the consummation of the Offer for purposes of Section 203. There can be no assurance that the Company's Board would adopt such a resolution.

         Other State  Takeover  Laws. A number of states  throughout  the United
         ---------------------------
States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United
                            -------------------
States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp. v. Dynamics Corp. of America, however, the
                      -----------------------------
Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, a number of Federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

         The Purchaser does not believe that any other state takeover statutes purport to apply to the Offer. The Purchaser has not currently complied with any state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer. In such case, the Purchaser may not be obligated to accept payment or pay for any Shares tendered pursuant to the Offer.

15.      Fees and Expenses
         -----------------

         The Purchaser has retained Founders Equity Group, Inc. to act as the Information Agent and to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary will receive reasonable and customary compensation for their services, and will be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities and expenses under the Federal securities laws.

         The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the customary compensation payable to the Information Agent and the Depositary as set forth above) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

16.      Miscellaneous
         -------------

         The Offer is not being made to (nor will tenders be accepted from or on behalf of holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. The Purchaser is not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser may amend the Offer and, depending on the timing of such amendment, if any, may extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

         The Purchaser has filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments thereto.

                                 PAULSON ACQUISITION LLC

                                 March 23, 1999

                                   SCHEDULE I

                  PRINCIPALS OF THE PURCHASER AND PAULSON RANCH

         Purchaser, a Delaware limited liability company, was formed on March 18, 1999 for the purpose of consummating the Offer. The Purchaser is wholly-owned limited liability company of the Paulson Ranch, Ltd., a Texas Limited Partnership. The general partner of the Paulson Ranch, Ltd. is Paulson Ranch Management, L.L.C., a Texas limited liability company. The members of Paulson Ranch Management, L.L.C. are Mr. Bernard A. Paulson and his wife. Mr. Paulson is a director and the acting Chief Executive Officer of the Company.
   The Purchaser, Paulson Ranch, and Mr. Paulson could be deemed to be affiliates of the Company. Over the past two years, Mr. Paulson has acquired 42,000 shares of the Company's Common Stock. Neither the Purchaser, Paulson Ranch nor Mr. Paulson, nor to their knowledge any of the members, executive officers, principals, or affiliates or associates of the foregoing has effected any transaction in any class of the Company's securities during the sixty days prior to the date hereof.

         The name, age, business address, present principal occupation or employment and five-year employment history of the principal of Purchaser and Paulson Ranch are set forth below. Unless otherwise indicated, the occupation, office or position of employment listed opposite the individual's name were held by such individual during the last five years. The business address of such individual is c/o Hitox Corporation of America, 722 Burleson Street, Corpus Christi, Texas 78402. The individual listed below is a citizen of the United States.


NAME, AGE AND BUSINESS ADDRESS         PRESENT PRINCIPAL OCCUPATION
                                       OF EMPLOYMENT AND FIVE-YEAR
                                       EMPLOYMENT HISTORY

Bernard A. Paulson,                    Mr. Paulson has been a director of the
Hitox Corporation of America           Company since March, 1992 and acting
722 Burleson Street                    Chief Executive Officer of the Company
Corpus Christi, Texas  78402           since October, 1997.  Mr. Paulson is also
                                       a director of Orion Refining Corp. and is Chairman of the Board of Directors of The
                                       Automation Group, Inc.  From September,
                                       1996 to January, 1999, Mr. Paulson was
                                       Chairman of the Board of Directors and
                                       Chief Executive Officer of The Inspection
                                       Group, Inc.

         Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.


                        The Depositary for the Offer is:

                           Founders Equity Group, Inc.


 By Mail, Hand or Overnight Delivery:           By Facsimile Transmission:
    Tender & Exchange Department                       (214) 871-0088
       2602 McKinney Avenue
           Suite 220                  Confirm Receipt of Facsimile by Telephone
       Dallas, Texas 75204                             (888) 858-7303




   Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent, the telephone numbers and location listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                     The Information Agent for the Offer is:

                           Founders Equity Group, Inc.
                              2602 McKinney Avenue
                                    Suite 220
                               Dallas, Texas 75204
                                1-(888) 858-7303
                                       or
                           Call Collect (214) 871-3000